Exhibit 14.2

AMIRA NATURE FOODS LTD

CODE OF ETHICS
FOR EXECUTIVE OFFICERS AND
SENIOR FINANCIAL OFFICERS AND MANAGERS

Amira Nature Foods Ltd (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law.  This Code of Ethics helps ensure compliance with legal requirements and our standards of business conduct.  Principal executive and senior financial officers and mangers of the Company are expected to read and understand this Code of Ethics, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures due to their important and elevated role in corporate governance.  In this capacity, such persons have been empowered to ensure that stockholders’ interests are appropriately protected and preserved.  This Code of Ethics has therefore been adopted by the Board of Directors of the Company with the intent of preventing any intentional or unintentional transgression by establishing standards for conduct, without unduly interfering with the privacy and freedom of the individuals concerned.  Each person to whom this Code of Ethics is applicable shall receive a copy of the same.  Any amendments to this Code of Ethics shall be furnished similarly to each person to whom this Code of Ethics is applicable.

The provisions of this Code of Ethics shall apply to:  (i) the Company’s Chief Executive Officer and Chief Financial Officer (the “Required Officers”), and (ii) other executive officers and senior financial officers and managers who, in the discretion of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, should be subject to this Code of Ethics, including persons performing similar functions as the Required Officers (with the Required Officers, the “Senior Leaders”).

At the Company’s discretion, each Senior Leader may be required in connection with his/her annual review to certify that he has read and understood this Code of Ethics and will abide by it.  A form of the certification is attached hereto as Exhibit A.  Any waiver, including an implicit waiver, of this Code may be made only by the Board of Directors and will be promptly disclosed to stockholders as required by law or stock exchange regulation.  The provisions of this Code of Ethics shall be effective as of the effective date of the Company’s initial public offering.

The following standards must be followed by each Senior Leader:

1.                                      Acting honestly, ethically and with integrity, avoiding actual or apparent conflict of interests in personal and professional relationships As a Senior Leader, you must engage in and promote honest and ethical conduct and abide by all other Amira Nature Foods Ltd policies and procedures that govern the conduct of Amira Nature Foods Ltd’s business.  Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Effective as of August       , 2012

2.                                      Providing full, fair, accurate, timely and understandable information to assist the Company in providing full and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications made by the Company, including (a) all known significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (b) any fraud, whether or not material, that involves management or any employee of the Company with a significant role in internal controls.

3.                                      Complying with applicable federal, state, foreign and local laws, rules and regulations along with any other governmental and regulatory requirements.

4.                                      Promptly communicating to the Board of Directors or the Required Officers, as appropriate, any violation of this Code of Ethics.

5.                                      Adhering to this Code of Ethics and understanding that any non-adherence to this Code of Ethics must be publicly disclosed and may result in disciplinary action up to and including dismissal for cause and/or referral to appropriate authorities.

6.                                      Executing the Certification attached to this Code of Ethics as Exhibit A.

7.                                      Avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of Amira Nature Foods Ltd.  A conflict of interest occurs when your private interests interfere in any way with the interests of Amira Nature Foods Ltd as a whole.

EXHIBIT A

Certification Regarding Code of Ethics for
Executive Officers and Senior Financial Officers and Managers
of Amira Nature Foods Ltd

The undersigned hereby certifies that:

•                                          he or she has read, understood, and will abide by the Amira Nature Foods Ltd Code of Ethics for Executive Officers and Senior Financial Officers and Managers (the “Code of Ethics”).

The undersigned acknowledges and understands that:

•                                          a failure to comply with the Code of Ethics may constitute a violation of federal securities laws and regulations and may subject him or her to civil liabilities and criminal penalties; and

•                                          a failure to observe the provisions and spirit of said Code of Ethics shall be a basis for disciplinary action by Amira Nature Foods Ltd against the undersigned up to and including termination of employment and/or referral to the appropriate government or regulatory authorities.

Name

Print Name

Date

Executive Officers and Senior Financial Officers and Managers
Subject to the Code of Ethics

Chairman, President and Chief Executive Officer

Chief Financial Officer

Chief Operating Officer and Secretary